NORTHROP GRUMMAN CORPORATION

Exhibit 15

LETTER	FROM INDEPENDENT ACCOUNTANTS

May 4, 2004

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California 90067

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated May 4, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-03959, 333-68003, 333-61936, 333-100179, 333-100180, 333-103429, and 333-107734 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290, 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333-54800, and 333-83672 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California